UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2012

PARKER DRILLING COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	1-7573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas 77046
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (281) 406-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 - Regulation FD Disclosure.

Parker Drilling Arctic Operating, Inc. (“Parker”), a wholly-owned subsidiary of Parker Drilling Company (the “Company”), is party to a drilling contract (the “Contract”) with BP Exploration (Alaska), Inc. (“BP”) for two new Arctic Alaska Drilling Units (“AADUs”) constructed by the Company. The AADUs are a new class of drilling rig incorporating some of the most advanced features available in the global land rig market.

Pursuant to the Contract, Rigs 272 and 273 are currently on Alaska’s North Slope preparing for commencement of operations. Rig 273 is undergoing the final stages of integrated acceptance testing, and Rig 272 is being prepared for integrated acceptance testing.

On January 17, 2012, the Company announced that it and BP were in discussions regarding technical and schedule-related issues concerning the rigs, and that the companies were in disagreement over whether default was in effect under the Contract.

On August 6, 2012, Parker and BP amended the Contract with respect to new deadlines for commencement of operations, a new termination option if any deficiencies resulting in a failure to meet the deadlines are not timely resolved by Parker, and other operational and testing details for the rigs. Under the amended Contract, Rig 273 is expected to commence operations in the fourth quarter of 2012, and Rig 272 is expected to commence operations soon thereafter, but not less than 75 days following the commencement of Rig 273 operations. If any deficiencies prevent the rigs from commencing operations on time, BP may have the right to terminate the Contract if Parker fails to correct the deficiencies within 90 days of receiving written notice from BP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: August 14, 2012
	By:	/s/ W. Kirk Brassfield
W. Kirk Brassfield
Sr. Vice President and Chief Financial Officer